UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the National Office Portfolio (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On June 19, 2013, KBS Real Estate Investment Trust III, Inc. (the “Company”), through indirect wholly owned subsidiaries, acquired from affiliates of CBRE Global Investors a portfolio of office properties containing an aggregate of 1,062,415 rentable square feet located in Dallas, Texas and Gaithersburg, Maryland (the “National Office Portfolio”). The sellers are not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”).
The contractual purchase price of the National Office Portfolio was approximately $268.8 million plus closing costs. The Company funded the purchase of the National Office Portfolio with proceeds from a mortgage loan from an unaffiliated lender (discussed in Item 2.03 below) and proceeds from its ongoing initial public offering.
The National Office Portfolio consists of (i) Preston Commons, an office property consisting of three buildings built in 1958, 1986 and 1986, respectively, and renovated from 2010 to 2013, containing an aggregate of 427,799 rentable square feet of office space and located on approximately 6.3 acres of land in Dallas, Texas, (ii) Sterling Plaza, an office property built in 1984 and renovated from 2010 to 2013, containing 313,609 rentable square feet of office space and located on approximately 2.1 acres of land in Dallas, Texas and (iii) One Washingtonian Center, an office property built in 1990 and renovated from 2010 to 2012, containing 321,007 rentable square feet and located on approximately 5.1 acres of land in Gaithersburg, Maryland.
As of June 1, 2013, the National Office Portfolio was 87% leased to more than 120 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the National Office Portfolio is approximately $23.8 million. The current weighted-average remaining lease term for the tenants is approximately 5.6 years.  The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $30.32 per square foot.
The National Office Portfolio has one tenant that individually occupies more than 10% of the total rentable square feet of the portfolio. The tenant is in the food services industry and has operations in 80 countries. This tenant occupies 181,146 rentable square feet, or approximately 17% of the total rentable square feet of the National Office Portfolio. Its lease expires on December 31, 2023, with two five-year extension options. As of June 1, 2013, the annualized base rent (net of rental abatements) for this tenant was approximately $5.4 million, the remaining lease term was approximately 10.6 years and the average annual rental rate (net of rental abatements) over the remaining lease term was $34.21 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On June 19, 2013, in connection with the Company’s acquisition of the National Office Portfolio, the Company, through indirect wholly owned subsidiaries, entered into a four-year mortgage loan with Bank of America, National Association, an unaffiliated lender, for borrowings of up to approximately $170.8 million secured by the National Office Portfolio (the “National Office Portfolio Mortgage Loan”). At closing, approximately $162.0 million of the National Office Portfolio Mortgage Loan was funded and the remaining $8.8 million is available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements at the National Office Portfolio, subject to certain terms and conditions contained in the loan documents. The National Office Portfolio Mortgage Loan matures on July 1, 2017, with two one-year extension options, subject to certain conditions and the payment of an extension fee equal to 0.15% of the outstanding principal balance at the time of each extension. Should the Company meet the conditions and exercise each of its extension options, which would extend the maturity date from July 1, 2017 to July 1, 2019, monthly principal payments would be $185,000 beginning on July 1, 2018. The National Office Portfolio Mortgage Loan bears interest at a floating rate of 150 basis points over one-month LIBOR during the term of the loan and monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity, assuming no prior prepayment. The Company has the right to prepay the principal balance of the loan in full at any time and in part from time to time, subject to the terms of the loan agreement and upon payment to the lender of an amount equal to any loss suffered by the lender as a result of such prepayment.
KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a limited guaranty of the National Office Portfolio Mortgage Loan with respect to certain potential deficiencies, losses or damages suffered by the lender as a result of certain intentional actions committed by any borrower under the National Office Portfolio Mortgage Loan or REIT Properties III in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the National Office Portfolio Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving any borrower under the National Office Portfolio Mortgage Loan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before September 4, 2013, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: June 19, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer